Filed Pursuant to Rule 424(b)(3)
File No. 333-221503

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the securities has become effective under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 14, 2017

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 13, 2017)

$

ANDEAVOR

$             % SENIOR NOTES DUE 20

$             % SENIOR NOTES DUE 20

Andeavor is offering $         aggregate principal amount of     % Senior Notes due 20     (the “20     notes”) and $        aggregate principal amount of     % Senior Notes due 20     (the “20     notes” and, together with the 20     notes, the “notes”). The 20     notes will mature on                     , 20      and the 20     notes will mature on                     , 20    . Interest on each series of the notes is payable semi-annually in arrears on              and              of each year, commencing on                     , 2018.

Andeavor may redeem each series of the notes, in whole or in part, at any time before the applicable maturity date at the prices described under “Description of the Notes—Optional Redemption.”

The notes will be general senior unsecured obligations and will rank (i) equal in right of payment with all of Andeavor’s existing and future senior indebtedness, including amounts outstanding under Andeavor’s 5.375% Senior Notes due 2022, 5.125% Senior Notes due 2024, 4.750% Senior Notes due 2023 and 5.125% Senior Notes due 2026 (collectively, the “Existing Notes”) and Andeavor’s revolving credit facility under that certain credit agreement, dated as of September 30, 2016, as amended and restated as of December 13, 2016, which provides us with loan availability of $3.0 billion (the “Revolving Credit Facility”); (ii) senior in right of payment to any future subordinated indebtedness Andeavor may incur; (iii) effectively subordinated to all of Andeavor’s existing and future secured indebtedness, in each case to the extent of the value of the collateral securing such indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other existing liabilities and obligations of Andeavor’s subsidiaries.

The notes will not be listed on any securities exchange. Currently there are no public markets for the notes and Andeavor cannot provide any assurances that active public markets for the notes will develop.

Investing in the notes involves risks. See “Risk Factors” on page S-5 of this prospectus supplement and on page 3 of the accompanying base prospectus and the other risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	Per note 20 note		Total 20 notes		Per note 20 note		Total 20 notes
Public Offering Price		%(1)		$(1)		%(1)		$(1)
Underwriting Discount		%	$			%	$
Proceeds, before expenses, to us(1)		%	$			%	$

(1)	Plus accrued interest, if any, from December , 2017, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

Delivery of the notes is expected to be made against payment therefor on or about December     , 2017, which is the fifth business day following the date of pricing of the notes (such settlement being referred to as “T+5”), in book entry form through The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank, S.A./N.V. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any trade expressly agree otherwise. See “Underwriting.”

Joint Book-Running Managers

Citigroup	Mizuho Securities	MUFG

Prospectus Supplement dated December     , 2017

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any free writing prospectus that Andeavor may provide to you. Neither Andeavor nor the underwriters have authorized anyone to provide you with different or additional information. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, and any free writing prospectus is accurate only as of the date of those respective documents. Andeavor’s business, financial condition, results of operations and prospects may have changed since such dates.

PROSPECTUS SUPPLEMENT

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of the notes. The second part is the accompanying base prospectus, some of which may not apply to this offering of the notes. Generally, when Andeavor refers only to the “prospectus,” Andeavor is referring to both parts combined. If the information about the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement, the accompanying base prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying base prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement or the accompanying base prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus. Please read “Incorporation of Certain Documents by Reference” in this prospectus supplement.

This prospectus supplement does not offer to sell or solicit offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

In making an investment decision, prospective investors must rely on their own examination of Andeavor and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable laws and regulations.

This prospectus supplement contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

On June 1, 2017, we completed our acquisition of Western Refining, Inc. (“Western Refining”), which became our wholly owned subsidiary (the “WNR Merger”). Effective August 1, 2017, Tesoro Corporation changed its name to Andeavor. On October 30, 2017, the merger of Western Refining Logistics, LP into Andeavor Logistics LP (formerly Tesoro Logistics LP) (the “WNRL Merger”) was completed, with Western Refining Logistics, LP becoming a wholly-owned subsidiary of Andeavor Logistics LP. In this prospectus, unless otherwise specified or the context requires otherwise:

•	References to “Andeavor” are references to Andeavor and not to any of its subsidiaries;

•	References to “Andeavor Logistics” or “ANDX” are references to Andeavor Logistics LP and its consolidated subsidiaries as of the date hereof; and

•	References to “we,” “us,” “our,” and the “Company” are references to Andeavor and its consolidated subsidiaries as of the date hereof.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Andeavor files annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the principal offices of the SEC located at Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at

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prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the operation of the Public Reference Room. Materials also may be obtained free of charge from the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. Except as set forth below under “Incorporation of Certain Documents By Reference,” information on the SEC’s website is not incorporated by reference into this prospectus supplement and you should not consider it to be part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Any information that Andeavor files after the date of this prospectus supplement and prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and that is deemed “filed” with the SEC is incorporated by reference herein and will automatically update and supersede this information. Andeavor incorporates by reference the documents listed below:

•	Andeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 21, 2017 (the “Annual Report”), including portions of our Definitive Proxy Statement on Schedule 14A (filed on March 22, 2017) incorporated by reference therein;

•	Andeavor’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on May 9, 2017, for the quarterly period ended June 30, 2017 filed with the SEC on August 9, 2017 and for the quarterly period ended September 30, 2017 filed with the SEC on November 9, 2017; and

•	Andeavor’s Current Reports on Form 8-K filed on January 12, 2017, February 13, 2017, February 21, 2017, March 24, 2017, May 25, 2017, May 31, 2017, June 1, 2017 (as amended by an amended Current Report on Form 8-K/A filed on July 20, 2017), June 7, 2017, August 1, 2017, August 14, 2017 (Item 1.01 only), September 22, 2017, September 28, 2017, October 31, 2017, November 8, 2017 (only the report filed, not furnished, on this date) and November 13, 2017.

We take no responsibility for Western Refining’s filings with the SEC, and we are not incorporating by reference any part of such filings into this prospectus supplement, except to the extent incorporated by reference herein by Andeavor’s Current Reports on Form 8-K/A, filed on July 20, 2017 and on Form 8-K, filed on November 13, 2017. Western Refining’s Annual Report on Form 10-K, as incorporated by reference in the aforementioned Current Report on Form 8-K/A filed on July 20, 2017, has not been updated for the retrospective adoption of Accounting Standards Update 2016-09, “Improvements to Employee Share-Based Payment Accounting.” Western Refining adopted this accounting standards update on January 1, 2017. The presentation of Western Refining’s Consolidated Statements of Cash Flows for the years ended December 31, 2016 and 2015 would have been retrospectively adjusted to include payments of $4.1 million and $0.5 million, respectively, for tax withholdings for stock-based compensation in net cash used in financing activities that was previously reported in net cash provided by operating activities as a change in accounts payable and accrued liabilities. Such amounts are not material to the consolidated financial statements. There were no payments during the year ended December 31, 2014.

In reviewing any agreements incorporated by reference herein, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. In addition, such representations and warranties were made solely for the benefit of the parties to such agreement.

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You may obtain the documents incorporated by reference into this prospectus supplement from the SEC through the SEC’s website at the address provided above. The documents are also available, free of charge, through our website, www.andeavor.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except for the filings expressly referenced above, information on or accessible through our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement. You may also request a copy of these filings at no cost, by making written or telephone requests for such copies to:

Andeavor

Investor Relations

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

(210) 626-6000

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FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus supplement, the accompanying base prospectus and the documents we incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•	the constantly changing margin between the price we pay for crude oil and other refinery feedstocks as well as renewable identification numbers (“RINs”) and environmental credits, and the prices at which we are able to sell refined products;

•	changes in the expected value of and benefits derived from acquisitions and capital projects, including any inability to successfully integrate acquisitions, realize expected synergies or achieve operational efficiency and effectiveness;

•	changes in global economic conditions on our business, especially in California, and the business of our suppliers, customers, business partners and credit lenders;

•	changes in fuel and utility costs for our facilities;

•	changes in the cost or availability of third-party vessels, pipelines and other means of transporting crude oil feedstocks and refined products;

•	regulatory and other requirements concerning the transportation of crude oil, particularly from the Bakken area;

•	changes in the carrying costs of our inventory;

•	the timing and extent of changes in commodity prices and underlying demand for our refined products, natural gas and NGLs;

•	the availability and costs of crude oil, other refinery feedstocks, refined products and RINs;

•	changes in our cash flow from operations;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents, cyber-security breaches or acts of war;

•	weather conditions, earthquakes or other natural disasters affecting our operations or the areas in which our refined products are marketed;

•	actions of customers and competitors;

•	state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays in obtaining necessary approvals and permits, compliance costs or other factors beyond our control;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any reserves;

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•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined products;

•	changes in our credit profile;

•	changes in capital requirements or in execution of planned capital projects;

•	disruptions due to equipment interruption or failure at our facilities or third-party facilities;

•	seasonal variations in demand for refined products and natural gas;

•	risks related to labor relations and workplace safety;

•	political developments;

•	risks related to our expanding presence in Mexico; and

•	the other risk factors described in the section entitled “Risk Factors” in this prospectus supplement and the accompanying base prospectus and in our other filings with the SEC.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference under the heading “Risk Factors.” Except as required by law, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus supplement are based on independent industry publications, government publications or other published independent sources. Some data are also based on our good faith estimates. Although we believe these third-party sources are reliable, neither we nor the underwriters have independently verified that information and cannot guarantee its accuracy and completeness.

TRADEMARKS AND SERVICE MARKS

This prospectus supplement may include trade names and trademarks of other companies. Andeavor’s use or display of other parties’ trade names, trademarks or products is not intended to, and does not, imply a relationship with, or endorsement or sponsorship of us by, the trade names or trademark owners. This prospectus supplement may also include trade names and trademarks which are protected under applicable property laws and are Andeavor’s property or property of Andeavor’s affiliates or licensors. All trademarks in this prospectus supplement are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ®, TM or SM symbols, but the absence of such references does not indicate the registration status of the trademarks, service marks and trade names, and is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

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SUMMARY

This summary highlights selected information contained or incorporated by reference into this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of this offering of notes, you should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein, including the financial statements and the notes thereto. Please read “Where You Can Find Additional Information” on page S-ii of this prospectus supplement. Please also read “Risk Factors” beginning on page S-5 of this prospectus supplement, on page 3 of the accompanying base prospectus and in the documents incorporated by reference herein for more information about important factors that you should consider before investing in the notes.

Andeavor

Company Overview

We are one of the largest independent petroleum refining, logistics and marketing companies in the United States. Andeavor’s subsidiaries, operating through three business segments, primarily transport crude oil and manufacture, transport and sell transportation fuels. Our marketing segment sells transportation fuels through branded and unbranded channels. The branded business sells transportation fuels using a unique brand portfolio with the ARCO®, SUPERAMERICA®, Shell®, Exxon®, Mobil®, Conoco®, USA GasolineTM, Giant® and Tesoro® brands across a network of over 3,200 retail stores. Our logistics operating segment, which is comprised of Andeavor Logistics’ assets and operations, includes certain crude oil and natural gas gathering assets, natural gas and natural gas liquid processing assets, and crude oil and refined products terminalling, transportation and storage assets acquired from us and third parties. Our refining operating segment refines crude oil and other feedstocks into transportation fuels, such as gasoline and gasoline blendstocks, jet fuel and diesel fuel, as well as other products, including heavy fuel oils, liquefied petroleum gas and petroleum coke for sale in bulk markets to a wide variety of customers within our markets.

Recent Developments

Amendment to the ANDX Credit Facilities

On November 9, 2017, Andeavor Logistics entered into an agreement and consent with the lenders under its dropdown credit facility and revolving credit facility (together, the “ANDX Credit Facilities”), which provided that, for purposes of the ANDX Credit Facilities, the “Investment Grade Date” (as defined in the ANDX Credit Facilities) was deemed to have occurred and resulted in the release of all collateral pledged by Andeavor Logistics and certain of its subsidiaries under the ANDX Credit Facilities. As a result, from and following November 9, 2017, Andeavor Logistics and its subsidiaries are no longer required to secure the obligations under the ANDX Credit Facilities. Andeavor Logistics has terminated the security interests related to the ANDX Credit Facilities.

ANDX Notes Offering

On November 28, 2017, Andeavor Logistics and Tesoro Logistics Finance Corp. completed their offering of $500,000,000 aggregate principal amount of 3.500% Senior Notes due 2022, $750,000,000 aggregate principal amount of 4.250% Senior Notes due 2027 and $500,000,000 aggregate principal amount of 5.200% Senior Notes due 2047 (the “ANDX Notes Offering”). Andeavor Logistics used the net proceeds from the ANDX Notes Offering (i) to redeem the outstanding 5.875% Senior Notes due 2020 and 6.125% Senior Notes due 2021, (ii) to repay borrowings under ANDX’s dropdown credit facility, (iii) to pay fees and expenses associated with the foregoing and (iv) for general partnership purposes (including the repayment of $26 million of borrowings under its revolving credit facility).

ANDX Preferred Units Offering

On December 1, 2017, Andeavor Logistics completed its offering of 600,000 of its 6.875% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”) at a price of $1,000 per unit (the “ANDX Preferred Units Offering”). Andeavor Logistics used the net proceeds from the ANDX Preferred Units Offering (i) to redeem $500,000,000 principal amount of its 6.250% Senior Notes due 2022, (ii) to repay a portion of the borrowings under its revolving credit facility and (iii) to pay fees and expenses associated with the foregoing. The Series A Preferred Units rank senior to Andeavor Logistics’ common units and rank junior to all of Andeavor Logistics’ existing and future indebtedness. The Series A Preferred Units are structurally senior to all indebtedness of Andeavor.

Our Strengths and Strategy

As a leading integrated refining, marketing and logistics company in our strategic footprint, we strive to create value. We underpin our approach to value creation by driving business improvements and an enduring commitment to execution. Across all of our businesses, we seek to leverage a highly integrated business model to achieve its vision through the following strategic priorities:

•	Operational Efficiency and Effectiveness—Our objective is to continuously improve safety, compliance, reliability, system improvements and cost leadership.

•	Value Chain Optimization—We intend to reduce supply and distribution costs across the value chain by enhancing margin capture through our supply and trading activities, optimization of our integrated businesses and customer focus.

•	Financial Discipline—We intend to maintain a strong financial position by exercising capital discipline and focusing on a balanced use of free cash flow.

•	Value-Driven Growth—Our objective is to extend our capabilities and grow our earnings through growth in our logistics and marketing businesses and other strategic opportunities accretive to shareholder value.

•	High-Performing Culture—Our focus is on fostering a performance-based culture that is committed to building leadership at all levels of the organization and across our value chain with employees from diverse backgrounds and experiences while being firmly grounded in our guiding principles.

•	Leveraging and Enhancing In-house Technical Capabilities—We intend to leverage our increased scale and diversity to enhance our in-house technical capabilities, which we expect will result in cost efficiencies, the ability to drive more growth and increased productivity.

Principal Executive Offices and Internet Address

Andeavor’s principal executive offices are located at 19100 Ridgewood Parkway, San Antonio, Texas, 78259, and Andeavor’s telephone number is (210) 626-6000. Andeavor’s website address is www.andeavor.com. Information found on, or accessible through, Andeavor’s website is not a part of, and is not incorporated into, this prospectus supplement, and you should not consider it part of this prospectus supplement.

The Offering

Issuer	Andeavor

Securities Offered	$ aggregate principal amount of % Senior Notes due 20 (the “20 notes”) and $ aggregate principal amount of % Senior Notes due 20 (the “20 notes” and, together with the 20 notes, the “notes”).

Maturity	The 20 notes will mature on , 20 and the 20 notes will mature on , 20 .

Interest	Interest on the 20 notes will accrue at the rate of % per annum. Interest on the 20 notes will accrue at the rate of % per annum.

Interest Payment Dates	and of each year, commencing on , 2018. Interest will accrue from December , 2017.

Ranking	The notes will be Andeavor’s general unsecured senior obligations. Accordingly, they will rank:

•	equal in right of payment with all of Andeavor’s existing and future senior indebtedness, including amounts outstanding under the Existing Notes and the Revolving Credit Facility;

•	senior in right of payment to any future subordinated indebtedness Andeavor may incur;

•	effectively subordinated to all of Andeavor’s existing and future secured indebtedness, in each case to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other existing liabilities and obligations of Andeavor’s subsidiaries.

For a description of our other indebtedness, see “Capitalization” on page S-10 of this prospectus supplement, “Description of Other Indebtedness” on page S-12 of this prospectus supplement and “Description of the Notes—Brief Description of the Notes” on page S-16 of this prospectus supplement.

Optional Redemption	We may redeem the notes of any series, in whole or in part, at any time and from time to time at the applicable redemption price described herein under the caption “Description of the Notes—Optional Redemption” on page S-17 of this prospectus supplement.

Covenants	Andeavor will issue the notes under an indenture between Andeavor and U.S. Bank National Association, as trustee. The indenture will, among other things, restrict Andeavor’s ability and the ability of Andeavor’s restricted subsidiaries to:

•	create liens; and

•	merge or consolidate with other entities.

These covenants are subject to important exceptions, limitations and qualifications. See “Description of the Notes—Certain Covenants” on page S-19 of this prospectus supplement.

No Public Market	The notes will not be listed on any securities exchange. The notes are new securities for which there is currently no established trading market. The underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes.

Use of Proceeds	Andeavor intends to use the net proceeds from this offering (i) to repay borrowings under the Revolving Credit Facility, (ii) to pay fees and expenses associated with the foregoing and (iii) for general corporate purposes. See “Use of Proceeds” on page S-9 of this prospectus supplement. Affiliates of certain of the underwriters are agents and/or lenders under the Revolving Credit Facility and will receive a portion of the net proceeds from this offering. See “Underwriting” on page S-41 of this prospectus supplement.

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Trustee	U.S. Bank National Association.

Governing Law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement, page 3 of the accompanying base prospectus and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

Settlement	Delivery of the notes is expected to be made against payment therefor on or about December , 2017, which settlement is T+5. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any trade expressly agree otherwise. See “Underwriting.”

RISK FACTORS

Investing in the notes involves risk. Before making an investment in the notes offered hereby, you should carefully consider the risk factors included under the caption “Risk Factors” on page 3 of the accompanying base prospectus, as well as the risk factors discussed in the Annual Report together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus. If any of these risks were to occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of the notes could decline, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” on page S-v of this prospectus supplement.

Risks Relating to this Offering and the Notes

Our level of indebtedness could adversely affect Andeavor’s financial condition and prevent it from fulfilling Andeavor’s obligations under the notes.

As of September 30, 2017, we had approximately $7.7 billion of total indebtedness. Our indebtedness could have important consequences to you, including the following:

•	it may be more difficult for Andeavor to satisfy its obligations, including debt service requirements under its outstanding debt, including the notes;

•	Andeavor’s ability to obtain for itself and its subsidiaries additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired;

•	Andeavor must use a substantial portion of its cash flow to pay principal, premium, if any, and interest on the notes and other indebtedness which will reduce the funds available to Andeavor for other purposes;

•	Andeavor and its subsidiaries are more vulnerable to economic downturns and adverse industry conditions; and

•	Andeavor’s ability to capitalize on its and its subsidiaries business opportunities and to react to competitive pressures as compared to Andeavor’s competitors may be compromised due to our substantial level of indebtedness.

For more information, see “Description of Other Indebtedness” on page S-12 of this prospectus supplement.

Despite Andeavor’s current or future indebtedness level, Andeavor may still be able to incur substantially more debt.

Andeavor may be able to incur substantial indebtedness in the future and such debt may be secured debt or debt of its subsidiaries. The terms of the indenture governing the notes will not prohibit Andeavor or its subsidiaries from incurring unsecured debt and the limitation on incurring secured debt is subject to important limitations, qualifications and exceptions. If Andeavor incurs any secured debt or any of its subsidiaries incur any debt, all such debt will be effectively senior to the notes either to the extent of the value of the collateral securing such debt or structurally, and if Andeavor incurs any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of Andeavor. If new debt is added to Andeavor’s current debt levels, or Andeavor’s subsidiaries incur additional debt, the related risks Andeavor faces will increase.

Andeavor is a holding company, and Andeavor is dependent on the ability of its subsidiaries to distribute funds to it.

Andeavor is a holding company and conducts substantially all of its operations through its subsidiaries. Andeavor’s only significant assets are the capital stock of Andeavor’s subsidiaries. As a holding company, Andeavor is dependent on distributions of funds from its subsidiaries to meet its debt service and other obligations, including the payment of principal and interest on the notes. Andeavor’s subsidiaries may not generate sufficient cash from operations to enable Andeavor to make payments on its indebtedness, including the notes. The ability of Andeavor’s subsidiaries to make distributions to it may be restricted by, among other things, applicable state corporate laws, other laws and regulations and contractual restrictions. Furthermore, claims of creditors of Andeavor’s existing and future subsidiaries, including trade creditors of, and banks and other lenders to, those subsidiaries, generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of Andeavor’s creditors, including the holders of the notes. In addition, Andeavor Logistics is a master limited partnership and in the event of any liquidation, dissolution or winding up of Andeavor Logistics, Andeavor’s right to receive any distribution is limited to an equity claim based on the class of equity interests it holds in Andeavor Logistics at that time, which would be junior to, among other interests, the Series A Preferred Units. If Andeavor is unable to obtain funds from its subsidiaries as a result of restrictions under its other debt instruments, state law or otherwise, Andeavor may not be able to pay interest or principal on the notes when due, and Andeavor cannot assure you that Andeavor will be able to obtain the necessary funds from other sources.

Andeavor’s Revolving Credit Facility imposes restrictions on us that may adversely affect Andeavor’s ability to operate Andeavor’s business.

Andeavor’s ability to comply with the financial covenants under the Revolving Credit Facility as it currently exists or as it may be amended, may be affected by many events beyond Andeavor’s control and Andeavor’s future operating results may not allow us to comply with the covenants, or in the event of a default, to remedy that default. Andeavor’s failure to comply with these financial covenants or to comply with the other restrictions contained in the Revolving Credit Facility could result in a default, which could cause that indebtedness (and by reason of cross-default provisions, indebtedness under the indentures governing the notes, and Andeavor’s Existing Notes and other indebtedness) to become immediately due and payable. If the lenders under the Revolving Credit Facility accelerate the payment of the Revolving Credit Facility, Andeavor may not be able to pay that indebtedness immediately and continue to operate Andeavor’s business.

The indenture governing the notes will contain negative covenants that may have a limited effect and may only provide limited protection against significant corporate events which may adversely affect the value of the notes.

The indenture governing the notes will contain limited covenants that restrict Andeavor’s ability and the ability of Andeavor’s restricted subsidiaries to incur liens on Andeavor’s assets and enter into certain mergers with or into, or sell substantially all of Andeavor’s assets to, another person. See “Description of the Notes—Certain Covenants” on page S-19 of this prospectus supplement. These limited covenants contain exceptions that will allow us to incur liens with respect to material assets. See “Description of the Notes—Certain Covenants” on page S-19 of this prospectus supplement. In light of these exceptions, holders of the notes may be effectively subordinated to new lenders to the extent of the value of the collateral pledged to secure obligations owed to such lenders. Additionally, the notes do not require us to make an offer to repurchase the notes in connection with any transaction, including a change of control. Certain of our other notes do contain such a requirement. Accordingly, holders of the notes have less protection in the event of a change of control. Combined with the limited negative covenants, you should be aware that the terms of the notes and indenture do no restrict our ability to engage in, or otherwise be party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on the value of your notes.

Andeavor may be unable to generate the cash flow to service Andeavor’s debt obligations, including the notes.

Andeavor cannot assure you that our business will generate sufficient cash flow, or that Andeavor will be able to borrow funds under Andeavor’s Revolving Credit Facility, in an amount sufficient to enable Andeavor to service Andeavor’s indebtedness, including the notes, or to make anticipated capital expenditures. Andeavor’s ability to pay Andeavor’s expenses and satisfy Andeavor’s debt obligations, to refinance Andeavor’s debt obligations and to fund planned capital expenditures will depend on Andeavor’s future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond Andeavor’s control. Based upon current levels of operations, Andeavor believes cash flow from operations, amounts available under the Revolving Credit Facility and available cash will be adequate for the foreseeable future to meet Andeavor’s anticipated requirements for working capital, capital expenditures and scheduled payments of principal and interest on Andeavor’s indebtedness, including the notes. However, if we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service Andeavor’s debt, Andeavor may be required to sell assets, reduce capital expenditures, refinance all or a portion of Andeavor’s existing debt (including the notes) or obtain additional financing. Andeavor cannot assure you that Andeavor will be able to refinance Andeavor’s debt, sell assets or borrow more money on terms acceptable to us, if at all. Additionally, the covenants contained in the Revolving Credit Facility will restrict Andeavor’s ability to incur additional debt and the indentures governing the Existing Notes will restrict Andeavor’s ability to incur additional secured debt.

The terms of the indenture relating to the notes may be amended, waived or supplemented with the approval of holders of at least a majority in principal amount of then-outstanding notes, in which case such amendments, supplements or waivers will be binding on all holders.

Noteholders should have a reasonable expectation that the indenture relating to the notes may be amended, supplemented or waived from time to time in accordance with the terms of the indenture relating to the notes and that such amendments, supplements or waivers, while being approved by holders of at least a majority in principal amount of then-outstanding notes of all series of notes that are affected by such amendments, supplements or waivers, will be binding on all noteholders. Any such amendment, supplement or waiver may be undertaken by way of a consent solicitation that may involve a tender offer for notes or payment of a consent fee, in each case made in compliance with the terms of the indenture relating to the notes. A noteholder will be expected to know the terms of the indenture relating to the notes and the effect of such terms on the notes and their rights as a holder of notes. Copies of the indenture relating to the notes may be obtained from Andeavor upon request, when available. Holders of the notes will be deemed to have agreed to and accepted the terms of the foregoing amendments, supplements and waivers process (including with respect to thresholds of the holders required for the different amendments, supplements and waivers) by their acceptance of the notes.

The trading price of the notes may be volatile and can be directly affected by many factors, including our credit rating.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for investment grade and non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities. Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

An active trading market may not develop for the notes, which could make it more difficult for you to sell the notes or result in a lower price at which you would be able to sell the notes.

There is currently no established trading market for the notes, and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the price at which such holders would be able to sell their notes. If such a market were to exist, the notes could trade at prices that may be lower than the initial market values of the notes depending on many factors, including prevailing interest rates and Andeavor’s business performance. In addition, Andeavor does not intend to list the notes on any securities exchange or any automated quotation system. Certain of the underwriters have advised us that they currently intend to make a market in the notes after the consummation of this offering, as permitted by applicable laws and regulations. However, none of the underwriters are obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice.

USE OF PROCEEDS

We estimate that we will receive approximately $        million in net proceeds from the offering of the notes after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds of this offering (i) to repay borrowings under the Revolving Credit Facility, (ii) to pay fees and expenses associated with the foregoing and (iii) for general corporate purposes.

Affiliates of certain of the underwriters are agents and/or lenders under the Revolving Credit Facility and will receive a portion of the net proceeds from this offering in the form of the repayment of borrowings under such facility.

As of December 8, 2017, approximately $1.0 billion of indebtedness was outstanding under the Revolving Credit Facility. Within the past year, we have used borrowings under the Revolving Credit Facility (i) to repay the outstanding indebtedness of Western Refining in connection with the closing of the WNR Merger, (ii) to redeem all of the 4.250% Senior Notes due 2017 and (iii) for general corporate purposes. As of December 8, 2017, the weighted average interest rate for borrowings under the Revolving Credit Facility was 2.91%. The Revolving Credit Facility is scheduled to mature on September 30, 2020.

CAPITALIZATION

The following table sets forth our capitalization (unaudited) as of September 30, 2017:

•	on an actual basis;

•	on an as adjusted basis to give pro forma effect to (i) the payoff of WNRL debt in connection with the WNRL Merger, (ii) the ANDX Notes Offering and the application of net proceeds therefrom and (iii) the ANDX Preferred Units Offering and the application of net proceeds therefrom; and

•	on an as further adjusted basis to give effect to the transactions described in the preceding bullet and this offering and the application of net proceeds therefrom. See “Use of Proceeds” on page S-9 of this prospectus supplement.

This table should also be read in conjunction with our financial statements and the notes thereto that are incorporated by reference into this prospectus supplement.

	As of September 30, 2017
	Actual	Pro forma as Adjusted	As further adjusted
	(in millions)
Cash and cash equivalents	$528	$548

Andeavor Debt:
Revolving Credit Facility(a)	$1,035	$1,035
Existing Notes
5.375% Senior Notes due 2022	475	475	475
4.750% Senior Notes due 2023	850	850	850
5.125% Senior Notes due 2024	300	300	300
5.125% Senior Notes due 2026	750	750	750
Notes offered hereby
% Senior Notes due 20 (b)	—	—
% Senior Notes due 20 (b)	—	—
Term Loan Facility	57	57	57
Capital Lease Obligations and Other	129	129	129

Total Andeavor Debt	3,596	3,596

ANDX Debt:
Credit Facilities
Revolving Credit Facility(c)	35	313	313
Dropdown Credit Facility(d)	—	—	—
Senior Notes
5.500% Senior Notes due 2019	500	500	500
5.875% Senior Notes due 2020(e)	470	—	—
6.125% Senior Notes due 2021(e)	800	—	—
3.500% Senior Notes due 2022(f)	—	500	500
6.250% Senior Notes due 2022(g)	800	300	300
6.375% Senior Notes due 2024	450	450	450
5.250% Senior Notes due 2025	750	750	750
4.250% Senior Notes due 2027(f)	—	750	750
5.200% Senior Notes due 2047(f)	—	500	500
Capital Lease Obligations and Other	9	9	9

Total ANDX Debt	3,814	4,072	4,072

	As of September 30, 2017
	Actual	Pro forma as Adjusted	As further adjusted
	(in millions)
WNRL Debt:
Revolving Credit Facility(h)	20	—	—
7.500% Senior Notes due 2023(i)(j)	300	—	—

Total WNRL Debt	320	—	—

Total Debt	7,730	7,668
Unamortized Issuance Costs and Premiums(i)	(69)	(94)

Debt, Net of Unamortized Issuance Costs	7,661	7,574

Andeavor Stockholders’ Equity	9,105	9,106	9,106
Noncontrolling Interest:
ANDX Series A Preferred Units	—	589	589
Other Noncontrolling Interest	3,505	3,505	3,505

Total Equity	12,610	13,200	13,200

Total Capitalization	$20,271	$20,774

(a)	As of December 8, 2017, we had approximately $1.0 billion of borrowings outstanding under the Revolving Credit Facility. We intend to use the net proceeds from the offering to, among others, repay borrowings under the Revolving Credit Facility.
(b)	Represents the aggregate principal amount of notes offered hereby, excluding underwriting discounts.
(c)	ANDX used the net proceeds from the ANDX Notes Offering and ANDX Preferred Units Offering to, among other things, repay approximately $26 million and $51 million, respectively, of borrowings under its revolving credit facility. On October 27, 2017, ANDX borrowed $355 million under its revolving credit facility in order to finance the repayments of amounts outstanding under WNRL’s credit agreement and senior notes in connection with the closing of the WNRL Merger.
(d)	On November 8, 2017, ANDX borrowed approximately $400 million under its dropdown credit facility in connection with the acquisition of certain logistics assets located in Anacortes, Washington. In connection with the closing of the ANDX Notes Offering on November 28, 2017, ANDX used the net proceeds to, among other things, repay all outstanding amounts under its dropdown credit facility.
(e)	ANDX used the net proceeds from the ANDX Notes Offering on November 28, 2017 to, among other things, redeem the outstanding 5.875% Senior Notes due 2020 and 6.125% Senior Notes due 2021.
(f)	In connection with the closing of the ANDX Notes Offering on November 28, 2017, ANDX issued $500 million aggregate principal amount of 3.500% Senior Notes due 2022, $750 million aggregate principal amount of 4.250% Senior Notes due 2027 and $500 million aggregate principal amount of 5.200% Senior Notes due 2047.
(g)	ANDX used the net proceeds from the ANDX Preferred Units Offering on December 1, 2017 to, among other things, redeem $500 million principal amount of the Partnership’s 6.250% Senior Notes due 2022.
(h)	In connection with the WNRL Merger, on October 30, 2017, WNRL’s revolving credit facility was repaid in full.
(i)	Unamortized premiums of $28 million associated with the WNRL 7.500% Senior Notes are included in unamortized issuance costs at September 30, 2017.
(j)	In connection with the WNRL Merger, on October 30, 2017, WNRL and WNRL Finance Corp. redeemed all of the then outstanding 7.500% Senior Notes due 2023.

DESCRIPTION OF OTHER INDEBTEDNESS

Set forth below is a summary of certain of our outstanding indebtedness. The following summary is not a complete description of the terms of these debt obligations and is qualified in its entirety by reference to the applicable governing agreements, which are included as exhibits to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find Additional Information” on page S-ii of this prospectus supplement.

Andeavor

Andeavor Revolving Credit Facility

Andeavor has $3.0 billion of commitments under the Revolving Credit Facility, which are available for general corporate purposes. As of September 30, 2017, Andeavor had unused credit availability of approximately 65% of the borrowing capacity under the Revolving Credit Facility.

The Revolving Credit Facility is scheduled to mature on September 30, 2020 (the “Maturity Date”). Under the Revolving Credit Facility, borrowings bear interest at either a base rate (4.25% at September 30, 2017), plus the applicable spread, or a Eurodollar rate (1.23% at September 30, 2017 (1M LIBOR)), plus the applicable spread. The applicable spread as of December 8, 2017 was 0.50% in the case of the base rate and 1.50% in the case of the Eurodollar rate but will vary generally based on the credit ratings in effect on Andeavor’s senior, unsecured, non-credit enhanced long-term debt.

The Revolving Credit Facility includes certain covenants that may limit or restrict Andeavor’s ability and the ability of Andeavor’s subsidiaries to:

•	incur additional indebtedness;

•	incur certain liens on assets to secure certain debt; and

•	engage in certain investments, mergers or consolidations and transfers of assets.

After Andeavor achieved an investment grade credit rating from S&P Global Ratings, the subsidiary guarantees and collateral were automatically released and the Revolving Credit Facility became unsecured.

Andeavor Letters of Credit Agreements

Andeavor’s Revolving Credit Facility allows Andeavor to obtain letters of credit under separate letter of credit agreements. Andeavor’s uncommitted letter of credit agreements had no amounts outstanding as of September 30, 2017. Capacity under these letter of credit agreements is available on an uncommitted basis and can be terminated by either party at any time.

Andeavor Outstanding Senior Notes

5.375% Senior Notes due 2022. Andeavor issued $475 million aggregate principal amount of the 2022 notes in September 2012. The notes have a ten-year maturity. The 2022 notes may be redeemed at premiums of 2.688% through September 30, 2018; 1.792% from October 1, 2018 through September 30, 2019; 0.896% from October 1, 2019 through September 30, 2020; and at par thereafter, plus accrued and unpaid interest to, but excluding, the date of redemption. These notes are unsecured obligations and contain terms, events of default and covenants that are customary for notes of this nature. Following Andeavor’s investment grade rating, these notes are no longer guaranteed.

5.125% Senior Notes due 2024. Andeavor issued $300 million aggregate principal amount of the 2024 notes in March 2014. The 2024 notes have a ten-year maturity and are subject to optional redemption by

Andeavor any time on or after April 1, 2019 at premiums of 2.563% through March 31, 2020; 1.708% from April 1, 2020 through March 31, 2021; 0.854% from April 1, 2021 through March 31, 2022; and at par thereafter. Prior to April 1, 2019, the 2024 notes may be redeemed at a make-whole price plus accrued and unpaid interest to, but excluding, the date of redemption. If Andeavor experiences specific kinds of change of control, it will be required to offer to purchase the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of purchase. These notes are unsecured obligations and contain terms, events of default and covenants that are customary for notes of this nature. Following Andeavor’s investment grade rating, these notes are no longer guaranteed.

4.750% Senior Notes due 2023 and 5.125% Senior Notes due 2026. Andeavor issued $850 million aggregate principal amount of the 2023 notes and $750 million aggregate principal amount of the 2026 notes in December 2016. The 2023 notes have a seven-year maturity and the 2026 notes have a ten-year maturity. Both series of notes are subject to optional redemption by Andeavor in whole at any time or in part from time to time, at Andeavor’s option, prior to October 15, 2023, in the case of the 2023 notes, and prior to October 15, 2026, in the case of the 2026 notes, at the redemption prices set forth in the indenture, dated December 22, 2016, between Andeavor and U.S. Bank National Association, as trustee, plus accrued and unpaid interest and, if any, additional interest. If Andeavor experiences specific kinds of change of control, it will be required to offer to purchase each series of notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. These notes are unsecured obligations and contain terms, events of default and covenants that are customary for notes of this nature. Following Andeavor’s investment grade rating, these notes are no longer guaranteed. Andeavor agreed to file a registration statement with the SEC relating to registered exchange offers to exchange the 2023 notes and 2026 notes for debt securities with substantially identical terms within one year of the closing date of the WNR Merger and to commence the exchange offers promptly, but no later than 10 business days, thereafter.

Andeavor Logistics

ANDX Revolving Credit Facility and Dropdown Credit Facility

The ANDX revolving credit facility provided for total loan availability of $600 million as of September 30, 2017. The ANDX revolving credit facility is non-recourse to us, except for Tesoro Logistics GP, LLC, the general partner of Andeavor Logistics (“TLGP”), and is guaranteed by all of Andeavor Logistics’ subsidiaries, with the exception of certain non-wholly owned subsidiaries, and was originally secured by substantially all of Andeavor Logistics’ assets. Borrowings are available under the ANDX revolving credit facility up to the total loan availability of the facility. There were $35 million of borrowings outstanding under the ANDX revolving credit facility, resulting in a total unused loan availability of $565 million or 94% of the borrowing capacity, as of September 30, 2017. The weighted average interest rate for borrowings under the ANDX revolving credit facility was 3.49% at September 30, 2017.

Additionally, the ANDX dropdown credit facility provides for total loan availability of $1.0 billion as of September 30, 2017. The primary use of proceeds under this facility will be to fund Andeavor Logistics’ asset acquisitions. The terms, covenants and restrictions under this facility are substantially the same as the ANDX revolving credit facility. There were no borrowings outstanding under the ANDX dropdown credit facility, resulting in a total unused loan availability of the full amount of the borrowing capacity, as of September 30, 2017.

The total aggregate available facility limits for the ANDX Credit Facilities totaled $1.6 billion at September 30, 2017. Andeavor Logistics is allowed to request the loan availability for both the ANDX Credit Facilities be increased up to an aggregate of $2.1 billion, subject to receiving increased commitments from the lenders. Both facilities mature on January 29, 2021.

On November 9, 2017, Andeavor Logistics entered into an agreement and consent with the lenders under the ANDX Credit Facilities, which provides that for purposes of the ANDX Credit Facilities, the “Investment

Grade Date” (as defined in the ANDX Credit Facilities) is deemed to have occurred and results in the release of all collateral pledged by Andeavor Logistics and certain of its subsidiaries under the ANDX Credit Facilities. As a result, from and following November 9, 2017, Andeavor Logistics and its subsidiaries are no longer required to secure the obligations under the ANDX Credit Facilities. Andeavor Logistics has terminated the security interests related to the ANDX Credit Facilities.

ANDX Outstanding Senior Notes

5.50% Senior Notes due 2019 and 6.25% Senior Notes due 2022. Andeavor Logistics issued $1.3 billion aggregate principal amount of senior notes in October 2014. The senior notes consisted of $500 million of 5.500% senior notes due in 2019 and $800 million of 6.25% senior notes due in 2022. The 2019 notes and the 2022 notes have no sinking fund requirements. Andeavor Logistics may redeem some or all of the 2019 Notes prior to September 15, 2019, at a make-whole price, and at par thereafter, plus accrued and unpaid interest. Andeavor Logistics may redeem some or all of the 2022 notes, prior to October 15, 2018, at a make-whole price plus accrued and unpaid interest, if any. On or after October 15, 2018, the 2022 notes may be redeemed at premiums equal to 3.125% through October 14, 2019; 1.563% from October 15, 2019 through October 14, 2020; and at par thereafter, plus accrued and unpaid interest. These notes are unsecured and guaranteed by all of Andeavor Logistics’ consolidated subsidiaries, with the exception of Rendezvous Gas and Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Andeavor, except for TLGP, and contain terms, events of default and covenants that are customary for notes of this nature.

On December 14, 2017, Andeavor Logistics intends to redeem $500 million principal amount of its outstanding 2022 notes at an amount equal to the principal amount of the 2022 notes, plus a make-whole premium, plus accrued and unpaid interest to, but excluding, the redemption date.

6.375% Senior Notes due 2024. Andeavor Logistics issued $450 million aggregate principal amount of 6.375% senior notes due 2024 in May 2016. The 2024 notes have no sinking fund requirements. Andeavor Logistics may redeem some or all of the 2024 notes, prior to May 1, 2019, at a make-whole price plus accrued and unpaid interest, if any. On or after May 1, 2019, the 2024 notes may be redeemed at premiums equal to 4.781% through May 1, 2020; 3.188% from May 1, 2020 through May 1, 2021; 1.594% from May 1, 2021 through May 1, 2022; and at par thereafter, plus accrued and unpaid interest. Andeavor Logistics will have the right to redeem up to 35% of the aggregate principal amount at 106.375% of face value with proceeds from certain equity issuances through May 1, 2019. These notes are unsecured and guaranteed by all of Andeavor Logistics’ subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Andeavor, except for TLGP, and contain terms, events of default and covenants that are customary for notes of this nature.

5.25% Senior Notes due 2025. Andeavor Logistics issued $750 million aggregate principal amount of 5.25% senior notes due 2025 in December 2016. The 2025 notes have no sinking fund requirements. Andeavor Logistics may redeem some or all of the 2025 notes, prior to January 15, 2021, at a make-whole price plus accrued and unpaid interest, if any. On or after January 15, 2021, the 2025 notes may be redeemed at premiums equal to 2.625% through January 15, 2022; 1.313% from January 15, 2022 through January 15, 2023; and at par thereafter, plus accrued and unpaid interest. Andeavor will have the right to redeem up to 35% of the aggregate principal amount at 105.250% of face value with proceeds from certain equity issuances through January 15, 2020. These notes are unsecured and guaranteed by all of Andeavor Logistics’ subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Andeavor, except for TLGP, and contain terms, events of default and covenants that are customary for notes of this nature.

3.500% Senior Notes due 2022, 4.250% Senior Notes due 2027 and 5.200% Senior Notes due 2047. Andeavor Logistics issued $1.75 billion aggregate principal amount of senior notes in November 2017. The senior notes consisted of $500,000,000 aggregate principal amount of 3.500% Senior Notes due 2022, $750,000,000 aggregate principal amount of 4.250% Senior Notes due 2027 and $500,000,000 aggregate principal amount of 5.200% Senior Notes due 2047. Andeavor Logistics may redeem the notes of each series in whole at any time or in part from time to time, at its option, prior to their maturity date, in the case of the 2022 notes, prior to November 1, 2022, in the case of the 2027 notes, prior to September 1, 2027, and in the case of the 2047 notes, prior to June 1, 2047, at the redemption prices set forth in the indenture, dated November 28, 2017, between Andeavor and U.S. Bank National Association, as trustee, plus accrued and unpaid interest and, if any, to the applicable redemption date. These notes are unsecured and guaranteed by all of Andeavor Logistics’ subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Andeavor, except for TLGP, and contain terms, events of default and covenants that are customary for notes of this nature.

DESCRIPTION OF THE NOTES

Andeavor will issue the                  Senior Notes due 20     (the “20     notes”) and the                  Senior Notes due 20     (the “20     notes”) under a senior indenture, to be dated as of December     , 2017, as amended and supplemented by a supplemental indenture, to be dated as of December     , 2017, between Andeavor and U.S. Bank National Association, as trustee. The form of the senior indenture has been filed as an exhibit to the registration statement. Throughout this summary, we refer to both the senior indenture and supplemental indenture for the notes together as the “Indenture”. The 20     notes and the 20     notes (collectively, the “notes”) will be issued as two separate series of senior debt securities under the Indenture. The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (which we refer to as the “TIA”).

The following discussion summarizes the material provisions of the notes and the Indenture. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of the notes and the Indenture, including the definition of certain terms, and to the TIA. We urge you to read the notes and the Indenture because they, and not this description, define your rights as holders of the notes. You can find the definitions of certain terms used in this description under the caption “—Certain definitions.”

In this description, the word (1) “Andeavor” refers only to Andeavor and does not include any of its subsidiaries and (2) the “Subsidiaries” refers to the subsidiaries of Andeavor. Certain other defined terms used in this description but not defined below under the caption “—Certain definitions” have the meanings assigned to them in the Indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

The Notes

The notes will be:

•	general unsecured senior obligations of Andeavor;

•	equal in right of payment to all existing and future senior Indebtedness of Andeavor, including Andeavor’s obligations under the Existing Senior Notes and the Senior Credit Facilities;

•	senior in right of payment to all future subordinated Indebtedness of Andeavor;

•	effectively subordinated to all existing and future secured Indebtedness of Andeavor, including Indebtedness under the Senior Credit Facilities, to the extent of the value of the collateral securing such Indebtedness; and

•	structurally subordinated to all existing and future Indebtedness and other liabilities and obligations of Andeavor’s Subsidiaries, including the $600 million Series A Preferred Units issued by Andeavor Logistics LP.

The notes will not be guaranteed by any of the Subsidiaries. As of September 30, 2017, after giving effect to this offering and use of proceeds therefrom and the ANDX Offerings and use of proceeds therefrom, Andeavor would have had total Indebtedness of approximately $         billion, of which $         million would have been secured Indebtedness (in addition to any amounts outstanding under Andeavor’s separate letter of credit facilities). As of September 30, 2017, Andeavor had total Indebtedness of approximately $7.7 billion, of which $55 million was secured Indebtedness. As of September 30, 2017, after giving effect to the ANDX Offerings and use of proceeds therefrom, the notes would have been structurally subordinated to $9.6 billion of liabilities (including long-term payables to Affiliates) and other obligations of Andeavor’s Subsidiaries. In addition, as of September 30, 2017, Andeavor had $11 million in letters of credit outstanding under Andeavor’s Revolving Credit Facility and had $1 million of outstanding letters of credit under its separate letter of credit facilities.

Principal, Maturity and Interest

Andeavor will issue the 20     notes in an initial aggregate principal amount of $         million. The 20     notes will mature on                     , 20    . The 20     notes will bear interest at     % per annum from December     , 2017, or from the most recent interest payment date to which interest has been paid.

Andeavor will issue the 20     notes in an initial aggregate principal amount of $         million. The notes will mature on                     , 20    . The 20     notes will bear interest at     % per annum from December     , 2017, or from the most recent interest payment date to which interest has been paid.

Interest on the notes will be payable semiannually on              and              of each year, beginning on                     , 2018. Andeavor will pay interest to those persons who are holders of record at the close of business on              and              of each year. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Andeavor may issue additional notes of either or both series under the Indenture from time to time after the issue date of the applicable series. Each series of notes and any additional notes of such series will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that any additional notes will not be issued with the same CUSIP, if any, as existing notes unless such additional notes are fungible with existing notes for U.S. federal income tax purposes. Unless the context otherwise requires, references to “notes” for all purposes of the Indenture and this “Description of the Notes” include any additional notes that are actually issued.

Principal of and premium and interest, if any, on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of Andeavor in The City of New York maintained for such purposes, which initially will be the office of the trustee in The City of New York. In addition, interest may be paid, at Andeavor’s option, by check mailed to registered holders at their respective addresses as shown on the security register for the notes. The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in specified circumstances for any tax or other governmental charge that may be imposed in connection with those transfers, exchanges or redemptions.

Optional Redemption

Except as otherwise described below, the notes of each series will be redeemable in whole at any time or in part from time to time, at our option, in the case of the 20     notes, prior to                     , 20     (three months prior to their maturity date) (the “20     Par Call Date”), and in the case of the 20     notes, prior to                 , 20     (six months prior to their maturity date) (the “20     Par Call Date”, and, together with the 20     Par Call Date, each a “Par Call Date”), at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of that series to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due but for the redemption of such notes if such notes matured on the 20 Par Call Date with respect to the 20 Notes and on the 20 Par Call Date with respect to the 20 Notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at (x) the then-current Treasury Rate plus basis points for the 20 notes and (y) the then current Treasury Rate plus basis points for the 20 notes.

In each case, Andeavor will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

If the 20     notes are redeemed on or after the 20     Par Call Date, Andeavor will pay a redemption price equal to 100% of the principal amount of the 20     notes redeemed. If the 20     notes are redeemed on or after the 20     Par Call Date, Andeavor will pay a redemption price equal to 100% of the principal amount of the 20     notes redeemed. Andeavor will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected, in accordance with customary financial practice, by an Independent Investment Banker as having a maturity comparable to the remaining term, which is referred to as the “Remaining Life,” of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming that the notes matured on the applicable Par Call Date).

The terms “Reference Treasury Dealer” and “Reference Treasury Dealer Quotations” have the meaning given to them in “—Certain Definitions”.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by us on the third Business Day preceding the redemption date.

Andeavor and the Subsidiaries and their Affiliates may at any time and from time to time purchase notes in the open market or through privately negotiated transactions.

Selection and Notice

If less than all of the notes of a series are to be redeemed at any time, selection of such notes for redemption will be made by the trustee (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, (2) on a pro rata basis to the extent practicable and in accordance with the procedures of DTC or (3) by lot or in such other similar method in accordance with the procedures of DTC;

provided that no notes of $2,000 or less shall be redeemed in part. Notices of redemption with respect to the notes shall be delivered electronically or mailed by first class mail, postage prepaid, at least 10 but not more than 60 days before the redemption date to each holder of notes whose notes are to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption.

The notice relating to a “make-whole” redemption need not set forth the “make-whole premium” but only the manner of calculation of the redemption price. The Indenture will provide that, with respect to any such redemption, Andeavor will notify the trustee of the “make-whole premium” with respect to the notes promptly after the calculation and that the trustee will not be responsible for such calculation.

Certain Covenants

The Indenture will contain covenants including, among others, those summarized below.

Secured Indebtedness

If Andeavor or any Restricted Subsidiary incurs any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Restricted Subsidiary, Andeavor or such Restricted Subsidiary, as the case may be, will secure the notes of each series equally and ratably with (or, at its option, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.

Merger, Consolidation or Sale of Assets

The Indenture will provide that Andeavor will not consolidate or merge with or into (whether or not Andeavor is the surviving corporation), or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless Andeavor is the resulting, transferee or surviving Person or the resulting, transferee or surviving Person (if other than Andeavor) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, transferee or surviving Person assumes, pursuant to a supplemental indenture and other documentation in form and substance reasonably satisfactory to the trustee, all of the obligations and covenants of Andeavor under the Indenture and the notes of each series; provided that, unless such resulting, transferee or surviving Person is a corporation, a corporate co-issuer of the notes of each series will be added to the Indenture by such supplemental indenture.

Upon any transaction or series of related transactions that are of the type described in, and are effected in accordance with, the foregoing paragraph, the surviving Person (if other than Andeavor) shall succeed to, and be substituted for, and may exercise every right and power of, Andeavor under the Indenture and the notes of each series with the same effect as if such surviving Person had been named as Andeavor in the Indenture, and when a surviving Person duly assumes all of the obligations and covenants of Andeavor pursuant to the Indenture and the notes of each series, the predecessor Person shall be relieved of all such obligations.

Reports

The Indenture will provide that, so long as any notes of any series are outstanding, Andeavor will furnish (whether through hard copy or internet-accessible data) to the holders of any outstanding series of notes and the trustee, within 30 days after it files the same with the Commission, copies of:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Andeavor were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Andeavor were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.

Each annual report on Form 10-K will include a report on Andeavor’s consolidated financial statements by Andeavor’s independent registered public accounting firm. In addition, Andeavor will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Andeavor will be deemed to have furnished such reports to the trustee and the holders of notes if it has filed such reports with the Commission using the EDGAR filing system (or any successor thereto) and such reports are publicly available.

In the event that any direct or indirect parent company of Andeavor guarantees each outstanding series of notes, the obligations under this covenant may be satisfied by such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent company, on the one hand, and the information relating to the Andeavor and the Subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

The Indenture will provide that any of the following will constitute an Event of Default with respect to a series of notes:

(1) default for 30 days in the payment when due of interest on any note of such series;

(2) default in payment when due of the principal of, or premium, if any, on any note of such series;

(3) failure by Andeavor to comply with the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and such failure continues for 30 days after written notice is given to Andeavor as provided below, with respect to such series of notes or in any series of notes;

(4) failure by Andeavor to comply with the covenant described under “—Certain Covenants—Reports” and such failure continues for 120 days after written notice is given to Andeavor as provided below with respect to such series of notes or in any series of notes;

(5) failure by Andeavor or any of its Restricted Subsidiaries to comply with any other agreement in the Indenture or any series of notes (other than a failure that is subject to clause (1), (2), (3) or (4) above) and such failure continues for 90 days after written notice is given to Andeavor as provided below with respect to such series of notes or in any series of notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Andeavor (or the payment of which is guaranteed by Andeavor), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and,

in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $250.0 million or more, and such default shall not have been cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within ten business days after the running of such grace period or the occurrence of such acceleration; and

(7) certain events of bankruptcy or insolvency with respect to Andeavor.

A Default under clause (3), (4) or (5) above will not be an Event of Default with respect to a series of notes until the trustee or the holders of not less than 25% in the aggregate principal amount of the then-outstanding notes of such series provides written notice to Andeavor of the Default and Andeavor does not cure such Default within the specified time after receipt of such notice.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of a series then outstanding, voting as a single class, may declare all notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Andeavor, all the notes will become due and payable without further action or notice. Holders of notes may not enforce the Indenture or the notes except as provided therein. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then-outstanding notes of a series may direct the trustee in its exercise of any trust or power with respect to such series. The trustee may withhold notice from holders of the notes of any series of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

In the case of an Event of Default specified in clause (6) of the first paragraph under this caption, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the notes of each series, automatically and without any action by the trustee or the holders of such notes, if within 60 days after such Event of Default first arose Andeavor delivers an officers’ certificate to the trustee stating that (1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (2) the holders of the Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (3) the default that is the basis for such Event of Default has been cured; provided, however, that in no event shall an acceleration of the principal amount of any series of notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of any series of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note of any series may pursue any remedy with respect to the Indenture or the notes of such series unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then-outstanding notes of such series have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then-outstanding notes of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the outstanding notes of a series by notice to the trustee may on behalf of all holders of the notes of such series (1) waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest, if any, on, or the principal of or premium on, the notes of any series and (2) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

Andeavor will be required to deliver to the trustee annually a statement regarding compliance with the Indenture and Andeavor will be required upon becoming aware of any Default or Event of Default under the Indenture to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Managers, Incorporators, Members, Partners and Stockholders

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of Andeavor or any of the Subsidiaries, as such, shall have any liability for any obligations of Andeavor under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note by accepting the note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Andeavor may, at its option and at any time, elect to have all of its obligations discharged with respect to a series of outstanding notes (“Legal Defeasance”) except for:

(1) the rights of holders of the outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

(2) Andeavor’s obligations with respect to holders of such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee and Andeavor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Andeavor may, at its option and at any time, elect to have the obligations of Andeavor that are described in the Indenture (“Covenant Defeasance”) with respect to a series of notes discharged, and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to such series of notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events relating to Andeavor) described above under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to such series of notes.

In order to exercise either Legal Defeasance or Covenant Defeasance in respect of a series of notes:

(1) Andeavor must irrevocably deposit with the trustee, in trust, for the benefit of the holders of such series of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and Andeavor must specify whether the notes of such series are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Andeavor shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) Andeavor has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Andeavor shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default in respect of such series of notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit);

(5) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Andeavor is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;

(6) Andeavor must deliver to the trustee an officers’ certificate stating that the deposit was not made by Andeavor with the intent of preferring the holders of such series of notes over the other creditors of Andeavor with the intent of defeating, hindering, delaying or defrauding creditors of Andeavor or others; and

(7) Andeavor must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder when:

(a) either (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Andeavor) have been delivered to the trustee for cancellation; or (2) all such notes not theretofore delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Andeavor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default with respect to the Indenture or the notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Andeavor is bound;

(c) Andeavor has paid or caused to be paid all sums due and payable by it under the Indenture; and

(d) Andeavor has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Andeavor must deliver an officers’ certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications) to the trustee stating that all conditions precedent to satisfaction and discharge set forth in clauses (b) and (d) above have been satisfied; provided that the opinion of counsel with respect to clause (b) above may be to the knowledge of such counsel.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents and Andeavor may require such holder to pay any taxes and fees required by law or permitted by the Indenture. Andeavor is not required to transfer or exchange any notes selected for redemption. Also, Andeavor is not required to transfer or exchange any notes in respect of which a notice of redemption has been given for a period of 15 days before a selection of the notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then-outstanding notes of such series of notes that are affected by the amendment or supplement (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of such series) and any existing Default, Event of Default or compliance with any provision of the Indenture or such notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then-outstanding notes of such series of notes that are affected by such waiver (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for such notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to the notes held by a non-consenting holder):

(1) reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then-outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in such note;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on notes (other than as permitted by clause (7) below);

(7) waive a redemption payment with respect to any note; or

(8) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, Andeavor and the trustee may without the consent of any holder thereof amend or supplement the Indenture or the notes:

(1) to cure any ambiguity, defect, omission, mistake or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Andeavor’s obligations to holders of the notes in the case of a merger or consolidation or sale of all or substantially all of Andeavor’s assets, including the addition of any required co-issuer of the notes;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights of any such holders under the Indenture;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to add any additional Events of Default;

(7) to secure the notes or evidence or provide for any guarantee of the notes or for acceptance of appointment of a successor trustee, in each case, as provided in the Indenture;

(8) to conform the text of the Indenture or such notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a recitation of a provision of the Indenture or the notes;

(9) to provide for the issuance of additional notes; and

(10) to comply with the rules of any applicable securities depository.

Noteholders should have a reasonable expectation that the Indenture or the notes may be amended, supplemented or waived from time to time in accordance with the terms of the Indenture and that such amendments, supplements or waivers, while being approved by holders of at least a majority in principal amount of then-outstanding notes of each series of notes that are affected by such amendments, supplements or waivers, will be binding on all noteholders. Any such amendment, supplement or waiver may be undertaken by way of a consent solicitation that may involve a tender offer for notes or payment of a consent fee, in each case made in compliance with the terms of the Indenture. A noteholder will be expected to know the terms of the Indenture and the effect of such terms on the notes and their rights as a holder of notes. Copies of the Indenture may be obtained from Andeavor upon request, when available. Holders of the notes will be deemed to have agreed to and accepted the terms of the foregoing amendments, supplements and waivers process (including with respect to thresholds of the holders required for the different amendments, supplements and waivers) by their acceptance of the notes. See “Risk Factors—The terms of the Indenture or the notes may be amended, waived or supplemented with the approval of holders of at least a majority in principal amount of then-outstanding notes, in which case such amendments, supplements or waivers will be binding on all holders.”

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

The Indenture will contain certain limitations on the rights of the trustee, should it become a creditor of Andeavor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.

The holders of a majority in aggregate principal amount of the then-outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture will provide that if an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes of any series, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the Indenture when available without charge by writing to Andeavor at 19100 Ridgewood Parkway, San Antonio, Texas 78259-1828, Attention: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding, in any event, Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“ANDX Offerings” means the offering by Andeavor Logistics LP of $600 million of its 6.875% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units on December 1, 2017, and the offering by Andeavor Logistics LP of its 3.500% Senior Notes due 2022, its 4.250% Senior Notes due 2027, and its 5.200% Senior Notes due 2047, in aggregate principal amount of $1.75 billion.

“Board of Directors” means the Board of Directors of Andeavor or any committee thereof duly authorized to act on behalf of such Board.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 90% of the face amount of all accounts receivable owned by Andeavor and the Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 85% of the book value (before any reduction from current cost to LIFO cost) of all inventory owned by Andeavor and the Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(3) 100% of the cash and Cash Equivalents owned by Andeavor and the Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that any obligations of Andeavor or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Andeavor and its Restricted Subsidiaries (i) that were not or would not have been included on the consolidated balance sheet of Andeavor as capital lease obligations on the Issue Date and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Andeavor and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise after the Issue Date, may, in Andeavor’s sole discretion, be deemed not to be treated as a Capital Lease Obligations or Indebtedness.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Canadian dollars and the Euro;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and $100 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P with maturities of not more than one year from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case with maturities of not more than two years from the date of acquisition;

(7) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (6) above and (8) through (10) below;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of not more than two years from the date of acquisition;

(9) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition; and

(10) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten business days following the receipt of such amounts.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Hedging Agreements” means agreements or arrangements designed to protect such Person against fluctuations in the price of (1) crude oil, natural gas, or other hydrocarbons, including refined hydrocarbon products; (2) electricity and other sources of energy or power used in Andeavor’s refining or processing operations; or (3) any other commodity; in each case, in connection with the conduct of its business and not for speculative purposes.

“Commodity Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Commodity Hedging Agreements.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s balance sheet for the most recent fiscal quarter for which internal financial statements are available, less (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet, in each case, giving pro forma effect to (i) any incurrence, guarantee, repayment, repurchase, redemption, defeasance or discharge of any Indebtedness (other than revolving borrowings under any Credit Facility), or issuance, repurchase or redemption of Disqualified Equity and the use of proceeds therefrom and (2) acquisitions that have been made by the specified Person or any of the Subsidiaries, including through mergers, asset purchase transactions or consolidations and including any related financing transactions.

“Credit Facilities” means, with respect to Andeavor or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or other financing arrangements with respect to any obligations in respect of Indebtedness, including, without limitation, commercial paper facilities, indentures or Debt Issuances with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto).

“Currency Exchange Protection Obligations” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt Issuances” means, with respect to Andeavor or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

“Disqualified Equity” means, with respect to any person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which any outstanding series of notes mature, except such Equity Interest that is solely redeemable with, or solely exchangeable for, any Equity Interest of such Person that is not Disqualified Equity.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Senior Notes” means Andeavor’s (i) 5.375% senior notes due 2022 ($475 million aggregate principal amount outstanding as of the Issue Date), (ii) 5.125% senior notes due 2024 ($300 million aggregate principal amount outstanding as of the Issue Date), (iii) 4.750% senior notes due 2023 ($850 million aggregate principal amount outstanding as of the Issue Date) and (iv) 5.125% senior notes due 2026 ($750 million aggregate principal amount outstanding as of the Issue Date).

“Fair Market Value” means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by Andeavor or any Restricted Subsidiary, the fair market value of such consideration as determined in good faith by the Board of Directors of Andeavor, whose determination shall be conclusive.

“Financial Hedging Agreements” means (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices and not for speculative purposes.

“Financial Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Financial Hedging Agreements.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof or pledging assets to secure), of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any Person, collectively, the Commodity Hedging Obligations of such Person, the Currency Exchange Protection Obligations of such Person and the Financial Hedging Obligations of such Person.

“Indebtedness” means, with respect to any Person, without duplication,

(1) the principal of and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) reimbursement obligations of such Person for letters of credit or banker’s acceptances;

(3) Capital Lease Obligations of such Person;

(4) obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes (a) an accrued expense, (b) a trade payable or (c) an earn-out obligation until, after 30 days of becoming due and payable, such earn-out obligation has not been paid and becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable at such time); or

(6) preferred stock of a Subsidiary (but excluding, in each case, any accrued dividends).

In the case of the foregoing clauses (1) through (5) if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker’s acceptances and Hedging Obligations), but excluding amounts recorded in accordance with Accounting Standards Codification No. 815, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In the case of clause (6), the amount of Indebtedness attributable to such preferred stock shall be the repurchase price calculated in accordance with the terms of such preferred stock as if the preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the Indenture; provided that if the preferred stock is not then permitted to be repurchased, the amount of Indebtedness shall be the greater of the liquidation preference and the book value of the preferred stock.

In addition, the term “Indebtedness” includes, without duplication, to the extent not otherwise included, the guarantee by such Person of any obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6), whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, in each case, regardless of ratings watch.

“Issue Date” means December     , 2017, the first date on which the notes are issued, authenticated and delivered under the Indenture.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Obligations” means any principal, premium (if any), interest and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Andeavor or its Restricted Subsidiaries (whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred under any Credit Facilities and all Obligations and Hedging Obligations relating to such Indebtedness; provided that the aggregate amount of such Indebtedness at any time outstanding that is secured by Liens on any property or asset of Andeavor or any Restricted Subsidiary does not exceed the greatest of (i) $3.50 billion; (ii) the amount of the Borrowing Base at the time of incurrence and (iii) 15% of Consolidated Net Tangible Assets;

(2) Liens other than Liens permitted by clause (1) of this definition of “Permitted Liens” granted in favor of Andeavor;

(3) Liens to secure Indebtedness (including Capital Lease Obligations, Synthetic Lease Obligations, mortgage financings or purchase money obligations (including Acquired Debt)), in each case, incurred in connection with the purchase of, or for the purpose of financing the purchase of, the cost of construction, improvement or development of, property, plant or equipment used or useful in the business (including, without limitation, oil and gas properties) of Andeavor or a Restricted Subsidiary of Andeavor or incurred to extend, refinance, renew, replace, defease or refund any such purchase price or cost of construction, improvement or development, provided that any such Liens cover only the assets acquired, constructed, improved or developed with, or secured by, such Indebtedness;

(4) Liens existing on the Issue Date (other than Liens described in clause (1) above);

(5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(6) Liens on the Retail Properties;

(7) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairman’s or other like Liens arising in the ordinary course of business;

(8) pledges or deposits in connection with workers’ compensation, unemployment insurance, statutory obligations and other types of social security;

(9) deposits to secure the performance of bids, trade contracts (other than for borrowed money), reimbursement obligations owed to insurers, leases, surety and appeal bonds, bids, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(10) easements, rights of way, survey exceptions, reservations of, or rights of others for, licenses, sewers, electric lines, pipelines, telegraph and telephone lines, removal of oil, gas or other minerals and other similar purposes, or zoning or other restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Andeavor or any of the Subsidiaries;

(11) any interest or title of a lessor under any lease entered into by Andeavor or any of the Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(12) any Lien securing Indebtedness, neither assumed nor guaranteed by Andeavor or any of the Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by Andeavor for substation, metering station, pump station, storage, gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (12) does not materially impair the use of the property covered by such Lien for the purposes of which such property is held by Andeavor or any of the Subsidiaries;

(13) inchoate Liens arising under ERISA;

(14) any obligations or duties affecting any of the property of Andeavor or the Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(15) defects, irregularities and deficiencies in title of any rights of way or other property of Andeavor or any of the Subsidiaries which, in the aggregate, do not materially impair the use of such rights of way or other property for the purposes for which such rights of way and other property are held by Andeavor or any of the Subsidiaries and defects, irregularities and deficiencies in title to any property of Andeavor or any of the Subsidiaries, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

(16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Andeavor or any of the Subsidiaries on deposit with or in possession of such bank;

(17) Liens to secure obligations of Andeavor and the Subsidiaries in respect of Commodity Hedging Agreements and Financial Hedging Agreements, in each case not entered into for speculative purposes, and Liens with respect to hedging accounts maintained with dealers of NYMEX or similar contracts which require the maintenance of cash margin account balances;

(18) Liens on property of a Person existing at the time (a) such Person is merged with or into or consolidated with Andeavor or any Restricted Subsidiary, (b) such Person becomes a Restricted Subsidiary or (c) such property is otherwise acquired by Andeavor or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or other acquisition and do not extend to any assets other than those of the Person merged into or consolidated with Andeavor or the Restricted Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property in the case of such other acquisition in the case of clause (b) or (c);

(19) Liens to secure any extension, renewal, replacement or refinancing of Indebtedness secured by a Lien permitted by any of the foregoing clauses (1), (4), (12), (18) and (23); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof), (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness being extended, renewed, replaced or refinanced and (y) an amount necessary to pay accrued interest on such Indebtedness and any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge and (c) in the case of any Liens to secure any extension, renewal, replacement or refinancing of Indebtedness secured by a Lien permitted by any of the foregoing clauses (1) and (23), the principal amount of any Indebtedness incurred for such extension, renewal, replacement or refinancing shall be deemed secured by a Lien under clauses (1) or (23) (as applicable) and not this clause (19) for purposes of determining the principal amount of Indebtedness outstanding under clauses (1) and (23);

(20) Liens upon specific items of inventory, accounts receivables or other goods and proceeds of Andeavor or any Restricted Subsidiary securing such Person’s obligations in respect of banker’s acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, accounts receivables or other goods and proceeds;

(21) any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of Andeavor or any Restricted Subsidiary;

(22) any Liens securing industrial development, pollution control or similar bonds;

(23) Liens incurred by Andeavor or any Subsidiary of Andeavor with respect to obligations that at any one time outstanding do not exceed the greater of (a) $175 million or (b) 2.5% of Consolidated Net Tangible Assets;

(24) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business; and

(25) Liens relating to future escrow arrangements securing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any refinery and any related core refining asset having a Fair Market Value in excess of the greater of (a) $250 million and (b) 2.5% of Consolidated Net Tangible Assets (unless the Board of Directors determines that any such property is not material to Andeavor and the subsidiaries taken as a whole), owned by Andeavor or any of its Restricted Subsidiaries.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on a series of notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Andeavor (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by Andeavor that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the applicable series of notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date.

“Restricted Subsidiary” means any Subsidiary that owns Principal Property; provided that Andeavor Logistics LP and Tesoro Logistics GP, LLC and each of their respective subsidiaries shall not be Restricted Subsidiaries.

“Retail Properties” means all assets directly related to the retail sale of gasoline and diesel fuel in retail markets in the United States, including, without limitation, all related gas stations, convenience stores, merchandise items, tow trucks, auto maintenance facilities, oil change facilities, and car washes; provided that such assets will not include any assets relating to the sale of petroleum products in bulk and wholesale markets.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Revolving Credit Facility” means that certain Credit Agreement, dated as of September 30, 2016, as amended by that certain Amendment and Incremental Facility Agreement, dated as of December 13, 2016, as amended, supplemented, amended and restated, replaced, or refinanced from time to time, among Andeavor, JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions from time to time party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Senior Credit Facilities” means the Senior Revolving Credit Facility and any Senior Term Loan Credit Facility and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement or other documentation relating thereto.

“Senior Term Loan Credit Facility” means any senior term loan credit facility, as amended, supplemented, amended and restated, replaced, or refinanced from time to time, among Andeavor and the financial institutions from time to time party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Stated Maturity” means, with respect to any installment of interest or principal, or sinking fund or mandatory redemption of principal, on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid or made, as applicable, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the United States dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a corporation that is created or organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Payments of Interest

You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Sale, Exchange, Retirement or other Taxable Disposition of the Notes

Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale, exchange, retirement or other taxable disposition of your note equal to the difference between the amount you realize on such sale, exchange, retirement or other taxable disposition, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

Medicare Tax

A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

United States Federal Withholding Tax

Subject to the discussions of FATCA withholding and backup withholding below, if you are a United States alien holder of a note:

•	we and other United States payors generally would not be required to deduct United States federal withholding tax from payments of principal and interest to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Andeavor that are entitled to vote,
2.	you are not a controlled foreign corporation that is related to Andeavor through stock ownership, and

3.	the United States payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the United States payor an IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b.	the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the United States payor under penalties of perjury that an IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the IRS Form W-8BEN or W- 8BEN-E or acceptable substitute form, or

c.	the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with United States Treasury regulations; and

•	no deduction for any United States federal withholding tax would be made from any gain that you realize on the sale, exchange or other disposition of your note (other than any amount representing accrued and unpaid interest, which is treated as immediately stated above).

If you cannot satisfy the requirements above, payments of interest made to you will be subject to a 30% federal withholding tax unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business within the United States, or (2) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

You generally will not be subject to United States federal income tax on interest received on a note unless you are engaged in a trade or business in the United States and such interest is effectively connected with the conduct of that trade or business, in which case you generally will be subject to United States federal income tax on that interest at graduated rates on a net income basis.

In addition, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, in which case such gain will generally be subject to United States federal income tax in the same manner as effectively connected interest as described above, or

•	you are an individual and you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions are met.

If you are a corporate United States alien holder, your effectively connected interest and gains may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

United States Federal Estate Tax

Further, a note held by an individual who at death is not a citizen or resident of the United States would not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Andeavor that are entitled to vote at the time of death and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-United States persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include United States-source interest and the gross proceeds from the sale or other disposition of debt instruments that can produce United States-source interest. Payments of interest that you receive in respect of the notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold notes through a non-United States person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant United States law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the IRS all payments of interest on your note. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale or other disposition of your note. Additionally, backup withholding would apply to any payments if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, we are required to report to the IRS payments of interest on your notes. Payments of principal or interest made by us to you with respect to your notes would otherwise not be subject to information reporting and backup withholding, provided that you have satisfied certain certification requirements as to your status as a non-United States holder or you otherwise establish an exemption. In addition, payment of the proceeds from the sale or other disposition of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and (ii) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person.

In general, payment of the proceeds from the sale or other disposition of a note effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale or other disposition effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale or other disposition within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, or (ii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of notes under FATCA if you are, or are presumed to be, a United States person.

Backup withholding is not an additional tax. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your United States federal income tax liability by filing a refund claim with the IRS.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

Each purchaser of the notes in this offering that is a “Plan” will be deemed to make the representations in the following paragraph. For this purpose, a “Plan” is (i) any “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) individual retirement accounts (“IRAs” and each, an “IRA”) and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) an entity whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein.

Each holder of the notes or any interest therein that is a Plan and that acquires notes in connection with this offering will be deemed to have represented by its purchase and holding of the notes offered hereby that a fiduciary (the “Fiduciary”) independent of us, the underwriters, or any of their affiliates (the “Transaction Parties”) acting on the Plan’s behalf is responsible for the Plan’s decision to acquire and hold the notes in this offering and that such Fiduciary:

(i) is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time,

(ii) in the case of a Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary,

(iii) is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the notes,

(iv) is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire or hold the notes,

(v) has exercised independent judgment in evaluating whether to invest the assets of the Plan in the notes,

(vi) understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Plan’s acquisition or holding of the notes,

(vii) understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Plan’s acquisition or holding of the notes, and

(viii) confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Plan, or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice (as opposed to other services) in connection with the Plan’s acquisition or holding of the notes.

UNDERWRITING

Citigroup Global Markets Inc., Mizuho Securities USA LLC and MUFG Securities Americas Inc. are acting as joint book-running managers of the offering and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, and we have severally agreed to sell to them, the respective principal amount of notes listed opposite their names below:

Underwriters	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Citigroup Global Markets Inc.	$	$
Mizuho Securities USA LLC
MUFG Securities Americas Inc.

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup Global Markets Inc., Mizuho Securities USA LLC and MUFG Securities Americas Inc., offer, issue, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of any securities that are substantially similar to the notes. Citigroup Global Markets Inc., Mizuho Securities USA LLC and MUFG Securities Americas Inc. in their discretion may release any of the securities subject to these lock-up agreements at anytime without notice.

The following table shows the underwriting discounts we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by us
Per 20 note		%
Per 20 note		%

Notes sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the 20     notes to selected dealers at the initial public offering price less a concession not to exceed     % of the principal amount of the 20     notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession not to exceed     % of the principal amount of the 20     notes to certain other dealers. The underwriters may offer the 20     notes to selected dealers at the initial public offering price less a concession not to exceed     % of the principal amount of the 20     notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession not to exceed     % of the principal amount of the 20     notes to certain other dealers. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We estimate that our total expenses for this offering, excluding the underwriting discounts, will be approximately $        .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

We expect that delivery of the notes will be made to investors on or about December     , 2017, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on any date prior to two business days before delivery should consult their advisors.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of certain of the underwriters are agents and/or lenders under the Revolving Credit Facility and will receive a portion of the net proceeds from this offering in the form of the repayment of borrowings under such facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of the notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes will result in the requirement of the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this notice, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the notes have not authorized and do not authorize the making of any offer of the notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus and any other material in relation to the notes described herein are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (and amendments thereto) and Section 86(7) of the Financial Services and Markets Act 2000 (United Kingdom), as amended (the “FSMA”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such notes will be engaged only with, relevant persons.

This prospectus supplement, the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

No invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may be communicated or caused to be communicated except in circumstances in which Section 21(1) of the FSMA does not apply to us or the underwriters. In addition, all applicable provisions of the FSMA must be complied with in relation to anything done to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment hereto and thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the securities described herein. The securities may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the securities have been or will be filed with or approved by any Swiss regulatory authority. The securities are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (“FINMA”), and investors in the securities will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in Hong Kong

Each Underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and any other materials relating to the securities have not been, and will not be, lodged registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: a. a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or b. a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

1.	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

2.	where no consideration is or will be given for the transfer;

3.	where the transfer is by operation of law;

4.	as specified in Section 276(7) of the SFA; or

5.	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF SECURITIES

The validity of the notes offered hereby will be passed upon on Andeavor’s behalf by Sullivan & Cromwell LLP, New York, New York. The underwriters have been represented in this offering by Cravath, Swaine  & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Andeavor appearing in Andeavor’s Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of Andeavor’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Western Refining, Inc. as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016 incorporated in this prospectus supplement by reference from the Current Report on Form 8-K/A of Andeavor filed on July 20, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Andeavor

Debt Securities

Andeavor (“Andeavor”) may, from time to time, in one or more series, offer to sell debt securities. We may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering.

Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus that will provide more specific information about the terms of the offering, and the offered securities. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by the applicable prospectus supplement describing the method and terms of the applicable offering.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision.

Investing in the securities involves certain risks. See the information under “Risk Factors” in Andeavor’s Annual Report on Form 10-K for the year ended December 31, 2016, and the information included or incorporated by reference in this prospectus for a description of the factors you should consider before deciding to invest in the debt securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 13, 2017

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information other than the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Where You Can Find More Information”, or any free writing prospectus that we prepare and distribute. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, the accompanying prospectus supplement and any such free writing prospectus may be used only for the purposes for which they have been published. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the cover page of this prospectus or the date of the incorporated document, as applicable. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

About this Prospectus

This prospectus is part of a registration statement that Andeavor has filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, Andeavor may offer the debt securities described in this prospectus in one or more offerings. Each time Andeavor sells securities, it will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information”.

On June 1, 2017, we completed our acquisition of Western Refining, Inc., which became our wholly owned subsidiary. On October 30, 2017, the merger of Western Refining Logistics, LP into Andeavor Logistics LP (formerly Tesoro Logistics LP) was completed, with Western Refining Logistics, LP becoming a wholly-owned subsidiary of Andeavor Logistics LP. In this prospectus, unless otherwise specified or the context requires otherwise, references to “Andeavor” are references to Andeavor and not to any of its subsidiaries and references to “we,” “us,” “our,” and the “Company” are references to Andeavor and its consolidated subsidiaries as of the date hereof.

Where You Can Find More Information

Andeavor is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

Andeavor has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus and prior to the termination of the applicable offering of securities by means of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Andeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 21, 2017 (the “Annual Report”);

(2)	Andeavor’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on May 9, 2017, for the quarterly period ended June 30, 2017 filed on August 9, 2017 and for the quarterly period ended September 30, 2017, filed on November 9, 2017;

(3)	Andeavor’s Current Reports on Form 8-K filed on January 12, 2017, February 13, 2017, February 21, 2017, March 24, 2017, May 25, 2017, May 31, 2017, June 1, 2017 (as amended by an amended Current Report on Form 8-K/A filed on July 20, 2017), June 7, 2017, August 1, 2017, August 14, 2017 (Item 1.01 only), September 22, 2017, September 28, 2017, October 30, 2017, November 8, 2017, November 8, 2017 and November 13, 2017; and

(4)	All documents filed by Andeavor under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the applicable offering.

We take no responsibility for Western Refining Inc.’s filings with the SEC, and we are not incorporating by reference any part of such filings into this prospectus supplement, except to the extent incorporated by reference by Andeavor’s Current Reports on Form 8-K/A, filed on July 20, 2017 and on Form 8-K, filed on November 13, 2017. Western Refining Inc.’s Annual Report on Form 10-K, as incorporated by reference in the aforementioned Current Report on Form 8-K/A filed on July 20, 2017, has not been updated for the retrospective adoption of Accounting Standards Update 2016-09, “Improvements to Employee Share-Based Payment Accounting.” Western Refining Inc. adopted this accounting standards update on January 1, 2017. The presentation of Western Refining Inc.’s Consolidated Statements of Cash Flows for the years ended December 31, 2016 and 2015 would have been retrospectively adjusted to include payments of $4.1 million and $0.5 million, respectively, for tax withholdings for stock-based compensation in net cash used in financing activities that was previously reported in net cash provided by operating activities as a change in accounts payable and accrued liabilities. Such amounts are not material to the consolidated financial statements. There were no payments during the year ended December 31, 2014.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 19100 Ridgewood Parkway, San Antonio, Texas 78259-1828, telephone 1-800-837-6768.

Forward-Looking Statements

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in or implied by these forward-looking statements. See “Risk Factors” below for information regarding important risk factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements.

Andeavor

Andeavor is one of the largest independent petroleum refining, logistics and marketing companies in the United States. Andeavor’s subsidiaries, operating through three business segments, primarily transport crude oil and manufacture, transport and sell transportation fuels. Andeavor’s principal executive offices are located at 19100 Ridgewood Parkway, San Antonio, Texas, 78259, and our telephone number is (210) 626-6000. Andeavor’s website address is http://andeavor.com/. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

Risk Factors

Investing in securities issued by Andeavor involves risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report of Andeavor on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated in this prospectus by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

Ratio of Earnings to Fixed Charges

The following table sets forth our historical ratio of earnings to fixed charges for the periods shown. For purposes of computing these ratios, “earnings” consists of income from continuing operations before provisions for taxes on income before undistributed equity in earnings, plus fixed charges (excluding capitalized interest). “Fixed charges” consists of interest incurred (whether expensed or capitalized), amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest.

	Nine Months Ended September 30, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	4.1x	4.5x	9.5x	5.7x	4.0x	7.0x

Use of Proceeds

We intend to use the net proceeds from the sales of the securities in the manner set forth in the applicable prospectus supplement, which may include general corporate purposes.

Description of Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that Andeavor may issue from time to time. The debt securities will be senior debt securities. Andeavor may offer secured or unsecured debt securities. We will provide a prospectus supplement that describes the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Debt securities will be issued under a senior indenture with the specific terms and conditions set forth in a supplemental indenture or company order. Unless otherwise specified in the applicable prospectus supplement, debt securities of which Andeavor is the issuer will be issued in one or more series under an indenture. The form of indenture relating to our senior debt securities is filed as an exhibit to the registration statement of which this prospectus is a part.

We anticipate appointing U.S. Bank National Association as the trustee under the indenture under which any of the Andeavor debt securities would be issued. Andeavor anticipates that U.S. Bank National Association will also be appointed to act as the paying agent, registrar and custodian with regard to the debt securities.

The following description briefly summarizes certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described below may apply to such debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the applicable indenture and the applicable indenture supplement or company order, if any, and those made a part of the applicable indenture by the Trust Indenture Act of 1939, as amended. You should read the description below, the applicable prospectus supplement and the provisions of the applicable indenture and the applicable supplemental indenture, company order or officer’s certificate, if any, in their entirety before investing in any of the debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding terms and provisions of the applicable indenture, any applicable supplemental indenture, company order or officer’s certificate and any debt securities are summaries thereof, do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable indenture and any such supplements, company orders and debt securities, including the definitions therein of certain terms. The indentures (together with any related amendments or supplements thereto) and the debt securities, and not any summary of the terms thereof, will govern the rights of holders of debt securities.

Unless otherwise stated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the applicable indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. The prospectus supplement relating to any series of debt securities will describe the specific terms of such debt securities. Unless otherwise stated in the applicable prospectus supplement, the issuer of debt securities of a particular series may issue additional debt securities of such series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Andeavor expects the debt securities to be issued in fully registered form without coupons. Subject to the limitations provided in the applicable indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Unless otherwise stated in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The debt securities and the indentures under which the debt securities will be issued will be governed by and construed in accordance with the law of the State of New York.

Plan of Distribution

We may sell securities from time to time to purchasers directly, through broker-dealers acting as agents, dealers, or underwriters or through a combination of any of those methods of sale or as otherwise described in the applicable prospectus supplement.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

Validity of Securities

The validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

Experts

The consolidated financial statements of Andeavor appearing in Andeavor’s Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of Andeavor’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Western Refining, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Andeavor filed on July 20, 2017 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

ANDEAVOR

$             % SENIOR NOTES DUE 20

$             % SENIOR NOTES DUE 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	Mizuho Securities	MUFG

December     , 2017